SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐      Definitive Proxy Statement
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☑      Soliciting Material Pursuant to § 240.14a-12

KEYSTONE PROPERTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEYSTONE PROPERTY TRUST TO BE ACQUIRED BY PROLOGIS AND EATON VANCE
AFFILIATES IN $1.5 BILLION TRANSACTION

WEST CONSHOHOCKEN, PENNSYLVANIA, May 3, 2004 – Keystone Property Trust (NYSE: KTR) today announced that it has entered into a definitive merger agreement pursuant to which a partnership among ProLogis and affiliates of investment companies managed by Eaton Vance Management will acquire Keystone and its subsidiaries.

Under the terms of the merger agreement, which was unanimously approved by the Boards of Trustees of Keystone Property Trust and ProLogis and by Eaton Vance, the partnership will acquire all of the outstanding common shares and common units of Keystone for $23.80 per share in cash. The transaction represents a premium of approximately 17% over the closing price on Friday, April 30, 2004.

The transaction has a total equity value of $850 million based upon Keystone’s approximately 35.7 million common shares outstanding on a fully diluted and fully converted basis. The total transaction value is approximately $1.5 billion including debt and preferred shares. The transaction also offers certain holders of common units the option (in lieu of cash) to elect to receive limited partnership interests in a subsidiary of ProLogis.

Jeffrey E. Kelter, President and CEO of Keystone Property Trust, stated, “Since our formation in December of 1997, we have built a tremendous company. Having increased the company’s asset base sixfold and delivered a compound annual shareholder return of 16.5% since that time, we have delivered outstanding results for our shareholders. I am also pleased that upon completion of the transaction, the portfolio we worked so hard to build will be in the hands of the recognized leader in our industry.”

The merger is subject to approval of a majority of Keystone Property Trust’s outstanding common shares and a majority of Keystone Operating Partnership’s partner units. ProLogis and the Eaton Vance affiliates have committed financing for the transaction. The companies anticipate that the transaction can be completed during the third quarter of 2004.

Merrill Lynch & Co. and Deutsche Bank Securities Inc. acted as financial advisors to Keystone Property Trust. Clifford Chance US LLP acted as legal counsel to Keystone Property Trust.

Proxies may be solicited on behalf of Keystone Property Trust, by members of its board of trustees and executive officers. Information about such persons can be found in Keystone Property Trust’s definitive proxy statement relating to its 2004 Annual Meeting of Shareholders, which is available without charge at the U.S. Securities and Exchange Commission’s (“SEC”) internet website at http://www.sec.gov.

In connection with the proposed transaction, Keystone Property Trust will file a proxy statement with the SEC. Keystone Property Trust stockholders should read the proxy statement when it is available because it will contain important information. Investors can obtain the proxy statement and other relevant documents, including the merger agreement relating to the proposed transaction, without charge at the SEC’s internet website at http://www.sec.gov.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 143 properties, including properties under development, aggregating over 34 million square feet in the Eastern United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)
MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

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200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com